AMENDED AND RESTATED BYLAWS OF

E- Smart Corp.

ARTICLE 1.

CORPORATE AUTHORITY

1.1  Incorporation. E-Smart Corp. (the “Corporation”) is a duly organized corporation authorized to do business in the State of Nevada by the filing of the Articles of Incorporation on June 6, 2023.

1.2  State Law. This Corporation is organized pursuant to the Statutes of the State of Nevada and except as otherwise provided herein, the Statutes shall apply to the governance of the Corporation. The laws, statutes, regulations and rules to which the Corporation is subject shall be referred to herein as “Applicable Law.”

ARTICLE 2.

OFFICES AND RECORDS

2.1  Registered Office and Registered Agent. The principal office and the registered agent of the Corporation shall be as stated in the Articles of Incorporation of the Corporation, as amended from time to time by the Board of Directors and on file in the appropriate public offices of the State of Nevada as provided by law.

2.2  Other Offices. The Corporation may also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors of the Corporation (also, the “Board”), and may also have offices at such other places, both within and without the State of Nevada, as the Board may from time to time determine or the business of the Corporation may require.

2.3  Books, Accounts and Records, and Inspection Rights. The books, accounts, and records of the Corporation, except as may be otherwise required by the laws of the State of Nevada, may be kept outside of the State of Nevada, at such place(s) as the Board may from time to time determine. Except as otherwise provided by law, the Board will determine whether, to what extent, and the conditions upon which the books, accounts and records of the Corporation will be open to the inspection of the stockholders of the Corporation.

2.4 Corporate Seal. The Board may, but shall not be required to, adopt a corporate seal. The corporate seal shall consist of a die bearing the name of the Corporation and the inscription, “Corporate Seal Nevada ” Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE 3.

STOCKHOLDERS’ MEETINGS

3.1  Place of Meetings. Meetings of the stockholders may be held at such place, either within or without the State of Nevada, as may be determined from time to time by the Board. The Board may, in its sole discretion, determine that the meeting shall not be held at any place, but may instead be held solely by means of remote communication as provided by the Applicable Law.

3.2 Annual Meeting. The annual meeting of the stockholders of the Corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board. At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting.

3.3	Special Meetings.

(a)    Special meetings may be initiated by the President, the Board, or the Secretary at any time for any purpose. The Secretary is only permitted to call a special shareholder meeting if they have received a written request from shareholders who collectively hold at least one-tenth of all the shares entitled to vote at the meeting.

(b)  If a special meeting is properly called by any person or persons other than the Board, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by certified or registered mail, return receipt requested, or by telegraphic or other facsimile transmission to the Chairman of the Board, the Chief Executive Officer, or the Secretary. No business may be transacted at such special meeting otherwise than specified in such notice.

3.4  Notice of Meetings. Whenever shareholders are required or permitted to take any action at a meeting, a written notice (including by email) of the meeting shall be provided to each shareholder of record entitled to vote at or entitled to notice of the meeting, which shall state the place, date, and hour of the meeting, as well as the purpose or purposes for which the meeting is called. Unless otherwise provided by law, written notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each shareholder entitled to vote at such meeting.

3.5  Quorum. Shareholders may take action on a matter at a meeting only if a quorum exists with respect to that matter. The quorum requirement for a meeting of shareholders shall be determined based on the company's organizational needs and legal regulations. Once a share is represented for a purpose at a meeting (other than solely to object to the holding of the meeting), it is deemed present for quorum purposes for the remainder of the meeting. Shareholders present at a duly organized meeting may continue to transact business until adjournment, irrespective of the withdrawal of shareholders that might reduce the number below a quorum. The holders of a majority of the outstanding shares represented at a meeting, whether or not a quorum is present, may adjourn the meeting from time to time.

3.6	Voting Rights.

(a)  Each shareholder entitled to vote at a meeting of shareholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to vote for him or her by proxy, but no such proxy shall be voted or acted upon after one (1) year from its date unless the proxy expressly provides for a longer period. A duly executed proxy shall be irrevocable only if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power.

(b)  If a quorum exists, action on a matter (other than the election of directors) is approved if the votes cast favoring the action exceed the votes cast opposing the action. Directors shall be elected by a plurality of the votes cast by the shares entitled to vote in the election (provided a quorum exists). Unless otherwise provided by law or in the Corporation’s Articles of Incorporation, and subject to other provisions of these Bylaws, each shareholder shall be entitled to one (1) vote on each matter, in person or by proxy, for each share of the Corporation’s capital stock that has voting power and that is held by such shareholder. Voting need not be by written ballot.

3.7  List of Stockholders. The officer of the Corporation who has charge of the stock ledger of the Corporation shall prepare and make, at least ten (10) days before any meeting of shareholders, a complete list of the shareholders entitled to vote at the meeting, arranged alphabetically, and showing the address of each shareholder and the number of shares held by each shareholder. The list shall be open to the examination of any shareholder for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days before the meeting, either at a place in the city where the meeting is to be held, which place must be specified in the notice of the meeting, or at a place in the city of the Corporation’s registered office in Pennsylvania. The list shall also be produced and kept available at the time and place of the meeting, for the entire duration of the meeting, and may be inspected by any shareholder present at the meeting.

3.8	Consent in Lieu of a Meeting.

(a)  Any action required to be taken or which may be taken at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which all shareholders entitled to vote were present and voted. The action must be evidenced by one or more written consents, describing the action taken, signed and dated by the shareholders entitled to take action without a meeting, and delivered to the Corporation at its registered office or to the officer having charge of the Corporation’s minute book.

(b)  No consent shall be effective to take the corporate action referred to in the consent unless the number of consents required to take action are delivered to the Corporation or to the officer having charge of its minute book within sixty (60) days of the delivery of the earliest-dated consent.

(c)  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing or by electronic transmission and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of stockholders to take action were delivered to the Corporation as provided in the Applicable Law.

3.9  Conference Call. One or more shareholders may participate in a meeting of shareholders by means of conference telephone, videoconferencing, or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participation in this manner shall constitute presence in person at such meeting.

ARTICLE 4. DIRECTORS

4.1  Powers. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, which may exercise all such powers of the Corporation and do all lawful acts and things, subject to any limitations set forth in these Bylaws or the Articles of Incorporation for the corporation.

4.2  Term of Office. The directors need not be residents of the state of incorporation. The directors shall be elected by the shareholders at the annual meeting of shareholders by the vote of shareholders holding of record in the aggregate at least a plurality of the shares of stock of the Corporation present in person or by proxy and entitled to vote at the annual meeting of shareholders. Each director shall be elected for a term until his or her successor shall be elected and shall qualify or until his or her earlier resignation or removal.

4.3  Vacancies. Except as otherwise provided by law, any vacancy in the Board of Directors occurring by reason of an increase in the authorized number of directors or by reason of the death, withdrawal, removal, disqualification, inability to act, or resignation of an acting director shall be filled by the majority of directors then in office and notice of a shareholder meeting shall be provided to the shareholders for the purpose of electing a director to permanently fill such vacancy. Any director may resign at any time by giving written notice to the Board or the Secretary.

4.4  Resignation. Any director may resign at any time by delivering his or her notice in writing or by electronic transmission to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board. If no such specification is made, it shall be deemed effective at the pleasure of the Board.

4.5  Removal. Subject to any limitations imposed by Applicable Law, any director may be removed from office at any time (i) with cause by the affirmative vote of the holders a majority of shares of capital stock of the Corporation entitled to vote.

4.6  Meetings. Meetings of the Board of Directors may be called by any director or the President on five (5) days’ notice to each director, either personally or by telephone, express delivery service, email, or facsimile transmission, and on ten (10) days’ notice by mail (effective upon deposit of such notice in the mail). The notice shall specify the purpose of such meeting.

4.7  Quorum and Voting. For any specific matter that requires a separate vote or decision by the Board of Directors, a quorum for the transaction of business shall be determined as follows: A quorum shall be present when a majority of the total number of authorized directors are in attendance for that specific matter.

4.8  Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting of all members of the Board or committee, as the case may be, with the written consent of a quorum of the Directors, such writing or writings to be filed with the minutes or proceedings of the Board or committee.

4.9  Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board, including, if so approved, by resolution of the Board, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board and at any meeting of a committee of the Board. Nothing herein contained shall be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

4.10  Conference Call. One or more directors may participate in meetings of the Board or a committee of the Board by any communication, including videoconference, by means of which all participating directors can simultaneously hear each other during the meeting. Participation in this manner shall constitute presence in person at such meeting.

4.11  Committees. The Board of Directors, by resolution, may create one or more committees, each consisting of one or more directors. Each such committee shall serve at the pleasure of the Board. All provisions under the Statutes and these Bylaws relating to meetings, action without meetings, notice, and waiver of notice, quorum, and voting requirements of the Board of Directors shall apply to such committees and their members.

4.12  Organization. At every meeting of the Board, the Chairman of the Board, or, if a Chairman has not been appointed or is absent, the President (if a director) shall preside over the meeting. The Secretary shall act as secretary of the meeting.

ARTICLE 5. OFFICERS

5.1  Officers. The officers of the Corporation shall include the following: (a) the Director, the Chief Executive Officer and/or the President; (b) the Secretary and (c) the Treasurer. The Board may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the Corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the Corporation shall be fixed by or in the manner designated by the Board.

5.2	Tenure and Duties of Officers.

(a)  Subject to any employment contracts that may be in place, all officers shall hold office at the pleasure of the Board and until their successors shall have been duly elected and qualified, unless sooner removed.

(b)   The Chief Executive Officer and/or the President shall have overall responsibility and authority for management and operations of the Corporation, shall preside at all meetings of the Board of Directors and shareholders, and shall ensure that all orders and resolutions of the Board of Directors and shareholders are implemented. The President shall have the authority to create any entity, either as a wholly-owned subsidiary or with owners additional to the Corporation, as the President may deem appropriate to accomplish any legitimate objective of the Corporation. The President shall be an ex-officio member of all committees and shall have the general powers and duties of management and supervision usually vested in the office of president of a corporation.

(c)  The Secretary shall attend all meetings of the Board and all meetings of the shareholders and shall act as clerk thereof, and record all the votes of the Corporation and the minutes of all its transactions in a book to be kept for that purpose, and shall perform like duties for all committees of the Board of Directors when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, and under whose supervision the Secretary shall be. The Secretary shall maintain the records, minutes, and seal of the Corporation and may attest any instruments signed by any other officer of the Corporation.

(d)   The Treasurer shall be the chief financial officer of the Corporation, shall have responsibility for the custody of the corporate funds and securities, shall keep full and accurate records and accounts of receipts and disbursements in books belonging to the Corporation, and shall keep the monies of the Corporation in a separate account in the name of the Corporation. The Treasurer shall provide to the President and directors, at the regular meetings of the Board, or whenever requested by the Board, an account of all financial transactions and of the financial condition of the Corporation.

5.3  Execution of Instruments. All contracts, checks, drafts or demands for money and notes and other instruments or rights of any nature of the Corporation shall be signed by the President and/or such other officer or officers as the Board of Directors may from time to time designate.

ARTICLE 6.

SHARES OF STOCK

6.1  Stock Certificates. The shares of the Corporation may but is not required to be, in the discretion of the Board of Directors, represented by certificates. The stock certificates of the Corporation, if any, shall be numbered and registered in the share ledger and transfer books of the Corporation as they are issued. In the absence of certificates, the share ownership in the Corporation shall be registered in the share ledger and transfer books of the Corporation.

6.2 Lost Certificates. A new certificate or certificates may be issued in place of any certificate or certificates theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed.

6.3  Transfer. Transfers of shares shall be made on the books of the Corporation upon surrender and cancellation of the certificates therefore, if any, endorsed by the person named in the certificate or by his or her legal representative. No transfer shall be made which is inconsistent with any provision of law, the Articles of Incorporation for the Corporation, these Bylaws or, if one exists, a Shareholder Agreement or other agreement which restricts transfers of the Corporation’s stock.

6.4  Fixing Record Dates. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board, and which record date shall, subject to Applicable Law, not be more than 60 nor less than 10 days before the date of such meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board may fix a new record date for the adjourned meeting.

ARTICLE 7. DIVIDENDS

7.1  Declaration of Dividends. Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate and Applicable Law, if any, may be declared by the Board. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate and Applicable Law.

7.2	Dividend Reserve. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in their absolute discretion, think proper as a reserve or reserves for any purpose as the Board determines is in the interests of the Corporation.

ARTICLE 8. FISCAL YEAR

8.1 Fiscal Year. The fiscal year of the Corporation is August 31.

ARTICLE 9.

INDEMNIFICATION AND INSURANCE

9.1	Indemnification.

(a)  The Corporation shall have the power to indemnify its directors, officers, employees, and other agents. The Board shall have the power to delegate the determination of whether indemnification shall be given to any such person (except executive officers) to such officers or other persons as the Board shall determine.

(b)  The Corporation may purchase and maintain insurance in a reasonable amount on behalf of any person who is or was a director, officer, agent or employee of the Corporation against liability asserted against or incurred by such person in such capacity or arising from such person’s status as such. Additionally, the Corporation may purchase life insurance on the life of any shareholder which may, in the discretion of the Corporation or subject to any agreement entered into with such shareholder or his/her estate, be used in connection with the repurchase of such shareholder’s shares upon his/her death.

10.1	Notices.

ARTICLE 10. NOTICES

(a)  Whenever written notice is required to be given to any person, it may be given to such person, either personally or by sending a copy thereof through the United States mail, or by email, or facsimile, charges prepaid, to his or her address appearing in the books of the Corporation, or supplied by him or her to the Corporation for the purpose of notice. If the notice is sent by mail it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail. If the notice is sent by email or facsimile, it shall be deemed to have been given at the date and time shown on a written confirmation of the transmission of such facsimile communication. If such notice is related to a shareholder meeting, the notice shall specify the place, day, time of the meeting and the purpose of and general nature of the business to be transacted at such meeting.

(b)  Whenever any written notice is required by law, or by the Articles of Incorporation or by these Bylaws, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Attendance of a person, either in person or by proxy, at any meeting shall constitute a waiver of notice of such meeting, except where a person attends a meeting for the express purpose of objecting to the transaction of any business because the meeting was not lawfully convened or called.

ARTICLE 11. AMENDMENTS

11.1 Amendments. The Board is expressly empowered to adopt, amend, or repeal these Bylaws (or any provision hereof). The stockholders shall also have power to adopt, amend, or repeal these Bylaws (or any provision hereof).

ARTICLE 12.

MISCELLANEOUS

12.1  Annual Report. The Board shall ensure that an annual report is sent to each stockholder of the Corporation within a reasonable period after the close of the Corporation’s fiscal year. This report shall encompass a balance sheet as of the end of such fiscal year, along with an income statement and a statement of changes in financial position for the same fiscal year. It may be accompanied by any report provided by independent accountants or, if unavailable, by a certificate from an authorized officer of the Corporation. The report aims to reflect that the statements were prepared without audit from the Corporation's books and records.

12.2  Forum. The forum for any legal proceeding brought against the Company, its directors, or its officers shall be determined by applicable law or agreement between the parties. This provision does not waive any rights or defenses available to the Company, its directors, or its officers under the laws of any jurisdiction.

12.3  Interpretation. In interpreting these Bylaws, except where the context otherwise requires, (a) “including” or “include” does not denote or imply any limitation, (b) “or” has the inclusive meaning “and/or,” (c) the singular includes the plural, and vice versa, and each gender includes each other gender, (d) captions or headings are only for reference and are not to be considered in interpreting these Bylaws, (e) “Section” refers to a section of these Bylaws, unless otherwise stated in these Bylaws, and (f) “day” refers to a calendar day unless expressly identified as a business day.

Adopted by resolution of the Corporation's Board of Directors and incorporator on this December 13, 2023.

CERTIFICATE

The undersigned president of E-Smart Corp., hereby certifies that the foregoing Bylaws are the original Bylaws of the Corporation adopted by the initial director of the Corporation.

/s/ Diana Vasylenko

Diana Vasylenko President, Director, Secretary and Treasurer